As filed with the Securities and Exchange Commission on March 28, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	77-0481679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(441) 296-6395

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2000 Employee Stock Purchase Plan, as amended and restated

(Full title of the plan)

Tom Savage

Vice President, Global Legal Affairs and Governmental Policy

Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, California 95054

(408) 222-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert Freedman, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

(650) 988-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common shares, par value $0.002 per share, to be issued under the Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan, as amended and restated	7,514,642 shares	$15.59	$117,153,268.78	$15,089.34

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers shares issued pursuant to certain anti-dilution provisions as set forth the Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan, as amended and restated, including, without limitation, shares issued as a result of any stock split, stock dividend, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding common shares.
(2)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Registrant’s common shares as reported on the Nasdaq Global Select Market on March 26, 2014, which amount was $15.59 per share.

INFORMATION REQUIRED PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

General Instruction E Information

This Registration Statement on Form S-8 is being filed by Marvell Technology Group Ltd. (“Marvell”) to register an additional 7,514,642 of its common shares, par value $0.002 per share (“Common Shares”) issuable to employees of Marvell and certain of its subsidiaries under the Marvell Technology Group Ltd. 2000 Employee Stock Purchase Plan, as amended and restated (the “2000 ESPP”), and consists of only those items required by General Instruction E to Form S-8.

The contents of Marvell’s Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (“Commission”) June 26, 2000 (Registration No. 333-40154), February 28, 2001 (Registration No. 333-56322), May 1, 2002 (Registration No. 333-87322), May 2, 2003 (Registration No. 333-104925), April 13, 2004 (Registration No. 333-114434), April 14, 2005 (Registration No. 333-124072), April 13, 2006 (Registration No. 333-133281), January 11, 2008 (Registration No. 333-148621), June 20, 2008 (Registration No. 333-151816), December 10, 2009 (Registration No. 333-163644), March 28, 2012 (Registration No. 333-180412), and March 29, 2013 (Registration No. 333-187641), each of which relates to the 2000 ESPP, are incorporated herein by reference and made a part hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents and information previously filed with the Commission by Marvell are hereby incorporated by reference in this Registration Statement unless otherwise noted:

•	Marvell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, filed with the Commission on March 27, 2014.

•	Marvell’s Current Reports on Form 8-K filed with the Commission on February 20, 2014 and Current Report on Form 8-K/A filed with the Commission on February 24, 2014. With respect to such Current Reports on Form 8-K, Marvell specifically excludes from incorporation such information that has been furnished and not filed pursuant to Item 2.02, Item 7.01 and/or Item 9.01.

•	The description of the Common Shares contained in Marvell’s Registration Statement on Form 8-A as filed with the Commission on June 22, 2000 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by Marvell pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement that indicates that all of the Common Shares offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Companies Act of 1981 of Bermuda (the “Companies Act”), Marvell’s Memorandum of Association, as presently in effect (the “Memorandum of Association”), and Marvell’s Third Amended and Restated Bye-laws (the “Bye-laws”), as such provisions relate to the indemnification of its directors and officers. This description is intended only as a summary and is qualified in its entirety by reference to the applicable provisions of the Companies Act, the Memorandum of Association and the Bye-laws, which are incorporated herein by reference.

The Companies Act permits Marvell to indemnify its directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to Marvell other than in respect of his own fraud or dishonesty.

The Bye-laws provide that every director, officer and committee member be indemnified against any liability, loss, damage or expense incurred or suffered in such capacity, subject to limitations imposed in the Companies Act.

The Bye-laws further provide that each shareholder agree to waive any claim or right of action against any director or officer, in respect of any failure to act or any action taken by such director or officer in the performance of his duties with or for Marvell. The waiver does not extend to claims arising under United States federal securities laws or any claims or rights of action arising from the fraud or dishonesty of the director or officer.

Marvell has agreed to indemnify certain current and former directors and officers of Marvell and current and former officers and employees of its subsidiary, Marvell Semiconductor, Inc. (“MSI”), for reasonable costs and expenses incurred by such individuals in connection with certain civil actions and governmental investigations relating to Marvell’s historic stock option granting practices. Marvell’s agreement to pay reasonable fees and costs is subject to each individual’s agreement to reimburse Marvell in the event that it is subsequently determined by Marvell or a court of law that the individual is not entitled to indemnification under the Bye-laws or MSI’s bye-laws or applicable law.

Marvell has entered into indemnification agreements with certain officers that may be sufficiently broad to permit indemnification of such officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Marvell has agreed to indemnify Dr. Sehat Sutardja, Marvell’s Chairman of the Board of Directors and Chief Executive Officer, for reasonable fees and expenses that he may incur in challenging potential state and federal tax liabilities under Section 409A of the Internal Revenue Code in connection with his exercise of an option for Marvell’s common shares.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

5.1	Opinion of Appleby (Bermuda) Limited

10.1	2000 Employee Stock Purchase Plan (as amended and restated as of October 31, 2011), incorporated by reference to Exhibit 10.1 of the registrant’s Quarterly Report on Form 10-Q for the period ended October 29, 2011 as filed on December 2, 2011

10.2	2000 Employee Stock Purchase Plan Form of Subscription Agreement, incorporated by reference to Exhibit 10.4 of the registrant’s Annual Report on Form 10-K for the period ended February 2, 2013 as filed on March 29, 2013

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to this Registration Statement)

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to the information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 28th day of March, 2014.

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Dr. Sehat Sutardja
	Name:	Dr. Sehat Sutardja
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Sehat Sutardja and Michael Rashkin and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 (including any post-effective amendments thereto) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Sehat Sutardja	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 28, 2014
Dr. Sehat Sutardja

/s/ Michael Rashkin	Chief Financial Officer (Principal Financial and Accounting Officer)	March 28, 2014
Michael Rashkin

/s/ Dr. Juergen Gromer	Director	March 28, 2014
Dr. Juergen Gromer

/s/ Dr. John G. Kassakian	Director	March 28, 2014
Dr. John G. Kassakian

/s/ Arturo Krueger	Director	March 28, 2014
Arturo Krueger

/s/ Dr. Randhir Thakur	Director	March 28, 2014
Dr. Randhir Thakur

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Appleby (Bermuda) Limited

10.1	2000 Employee Stock Purchase Plan (as amended and restated as of October 31, 2011), incorporated by reference to Exhibit 10.1 of the registrant’s Quarterly Report on Form 10-Q for the period ended October 29, 2011 as filed on December 2, 2011

10.2	2000 Employee Stock Purchase Plan Form of Subscription Agreement, incorporated by reference to Exhibit 10.4 of the registrant’s Annual Report on Form 10-K for the period ended February 2, 2013 as filed on March 29, 2013

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to this Registration Statement)